Exhibit 99.1

[Kraft Foods Inc. Logo]

Contacts:	Michael Mitchell (Media)	Christopher M. Jakubik (Investors)
	+1-847-646-4538	+1-847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS ANNOUNCES

REDEMPTION OF FLOATING RATE NOTES DUE 2013

     NORTHFIELD, Ill. – September 24, 2012 – Kraft Foods Inc. announced today the redemption of its $800,000,000 Floating Rate Notes due 2013 (the “Notes”).

     The Notes were redeemed pursuant to the Special Mandatory Redemption provision contained in the Notes at a price equal to 100% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest thereon.

ABOUT KRAFT FOODS

     Kraft Foods Inc. (NASDAQ: KFT) is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2011 revenue of $54.4 billion. On Oct. 1, 2012, Kraft Foods Inc. will separate into two companies. Mondelez International, Inc. will be a high-growth global snacks company with annual revenue of approximately $36 billion and several billion-dollar brands including Cadbury, Jacobs, LU, Milka, Nabisco, Oreo, Tang and Trident. The spin-off company, Kraft Foods Group, Inc. will be a high-margin North American grocery company with annual revenue of approximately $19 billion and billion-dollar brands including Kraft, Maxwell House, and Oscar Mayer. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Standard & Poor’s 500, NASDAQ 100, Dow Jones Sustainability Index and Ethibel Sustainability Index. Visit http://www.kraftfoodscompany.com/ and www.facebook.com/kraftfoodscorporate.

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